Exhibit 99.(a)(1)(F)

Press Release

Trinity Life Insurance Company Commences Tender Offer to Acquire All Outstanding
Shares of Common Stock of Family Benefit Life Insurance Company

Tulsa, Oklahoma and Jefferson City, Missouri - November 10, 2011—Trinity Life Insurance Company, a Tulsa-based life insurance company, First Trinity Financial Corporation, the parent company of Trinity Life Insurance Company, and Family Benefit Life Insurance Company, a Jefferson City, Missouri-based life insurance company announced that Trinity Life Insurance Company is commencing a cash tender offer for all of the outstanding shares of common stock of Family Benefit Life Insurance Company, at a price of $11.05 per share net to the holder in cash, without interest and less any required withholding taxes. The tender offer is being made pursuant to the agreement entered into between Trinity Life Insurance Company and Family Benefit Life Insurance Company as of October 20, 2011.

Trinity Life Insurance Company and First Trinity Financial Corporation are filing with the Securities and Exchange Commission (SEC) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. Additionally, Family Benefit Life Insurance Company is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Family Benefit Life Insurance Company's board of directors that Family Benefit Life Insurance Company's shareholders tender their shares into the tender offer.  Family Benefit Life Insurance Company's board of directors has unanimously determined that the agreement and the transactions contemplated by it (including the tender offer) are fair to and in the best interests of Family Benefit Life Insurance Company and its shareholders.

Trinity Life Insurance Company and Family Benefit Life Insurance Company intend to commence mailing the tender offer materials, including Trinity Life Insurance Company’s Schedule TO, containing its offer to purchase and the related letter of transmittal, and Family Benefit Life Insurance Company's solicitation/recommendation statement on Schedule 14D-9, to all Family Benefit Life Insurance Company shareholders of record shortly.

The closing of the tender offer is subject to the condition that there shall have been tendered a number of shares that represents greater than 50% of the sum of the number of Family Benefit Life Insurance Company shares issued and outstanding on the expiration date of the offer. Investors should carefully read the offer to purchase and related documents for more complete information.

The tender offer is scheduled to expire at 12:00 midnight, Jefferson City, Missouri time, on Friday, December 9, 2011, unless extended pursuant to the terms of the merger agreement or the applicable rules and regulations of the SEC. Any extension of the offer will be announced no later than 9:00 am, Jefferson City time, on the first business day following the scheduled expiration time.

Trinity Life Insurance Company Forward-Looking Statement

This document contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements contained in this document (generally identified by words or phrases indicating a projection or future expectation such as  “anticipate”, "assume", "believe", "can", "continue", "could", "depend", "estimate", "expect", "forecast", "future", "if", "intend", "may", "ongoing", "pending", "probable", "projected", "should", "subject to", "will", "would", or any grammatical forms of these words or other similar words) are based on current expectations and are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those more described in reports filed by First Trinity Financial Corporation, which have been filed with the SEC, as well as: uncertainties as to the timing of the Offer (as defined in First Trinity Financial Corporation’s Form 8-K filed with the SEC on November 10, 2011); uncertainties about the compliance with preconditions to the Offer under regulations adopted pursuant to Missouri Takeover Bid Disclosure Act; uncertainties as to how many of Family Benefit Life Insurance Company’s shareholders will tender their stock in the Offer; the risk that competing offers will be made; the possibility that closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, salespersons, policyholders, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the control of the various companies; transaction costs; and other uncertainties discussed in documents filed with the SEC. Investors and shareholders are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Family Benefit Life Insurance Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. Trinity Life Insurance Company will file a tender offer statement on Schedule TO with the SEC. Investors and Family Benefit Life Insurance Company shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Family Benefit Life Insurance Company with the SEC, because they will contain important information. These documents will be available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents  may be obtained free of charge by directing a request to Trinity Life Insurance Company at gzahnn@firsttrinityfinancial.com.

For more information please contact:	Trinity Life Insurance Company
7633 E 63rd Place, Suite 230
Tulsa, Oklahoma 74133
(918) 249-2438
(918) 249-2478 (Facsimile)
gzahn@firsttrinityfinancial.com
Attention: Gregg Zahn or
Alvin Begnoche